Exhibit 99.1

DIVIDEND SCHEDULE TRANSITION PLAN

May 19, 2006

TO: All Members

The board of directors of the Federal Home Loan Bank of Boston (the Bank) has approved a plan to change the timing of dividend declarations and payments. This change will be implemented during the second and third quarters of 2006.

Background

Historically, the Bank’s board has determined and declared an annualized dividend rate prior to the end of the calendar quarter to which the dividend pertained, and paid the dividend on the second business day following the end of that quarter. At the time of declaration, the exact dollar amount of the dividend could not be determined since it is based on the daily average stock holding for the entire quarter. Moreover, the impact of the dividend on the Bank’s balance of retained earnings could not be known with certainty, as net income is also not determined until after the quarter has ended.

The board has determined that the Bank should adopt a dividend declaration and payment schedule that declares dividends only after net income is calculated. This change would also comply with the proposed regulations 12 C.F.R. Parts 931.9(c) and 934.4(a), which would prohibit the declaration of dividends based on anticipated or projected earnings.

Rationale

Notwithstanding the provisions of the proposed capital regulation, the Bank is committed to achieving and maintaining an adequate level of retained earnings commensurate with the Bank’s risk profile. To the extent that dividends are declared on the basis of estimated or projected quarterly net income, rather than actual net income, there is a risk that retained-earnings objectives will not be achieved or maintained. Because certain calculations with respect to net income cannot be made until the quarterly close process is completed, net income cannot be known with certainty until the books are closed. Therefore, it is prudent to declare and pay dividends only after quarterly net income has been determined.

Dividend Schedule Transition Plan

The Dividend Schedule Transition Plan (DSTP) will be effected over a two-quarter period. The anticipated impact of the DSTP is that (i) the dividend based on net income for the second quarter of 2006 will be declared in the third quarter of 2006 (that is, no dividend will be declared in the second quarter of 2006), and (ii) this dividend will be “grossed-up” to an equivalent accrual period matching the number of days in the second and third quarters. In this manner, the Bank would still declare roughly the equivalent of four quarterly dividends in 2006. However, all future dividends would be declared by the board only after net income for the quarter has been calculated.

DIVIDEND SCHEDULE TRANSITION PLAN

May 19, 2006

The following table describes how the transition strategy compares with the status quo:

Action	Status Quo	Under DSTP
Declaration of dividend based on Q2 2006 net income	June 2006	August 2006 (that is, no dividend is declared in Q2 2006)
Payment of dividend based on Q2 2006 net income	July 2006	September 2006
Daycount factor for dividend based on Q2 2006 net income	91 days (number of days in April — June)	183 days (number of days in April — September)
Declaration of dividend based on Q3 2006 net income	September 2006	November 2006
Payment of dividend based on Q3 2006 net income	October 2006	December 2006

Potential Limitations

It must be noted that the DSTP could be impacted by the adoption of the Federal Housing Finance Board’s proposed regulations concerning the timing of dividends and minimum retained-earnings requirements(1). Specifically, if these proposed regulations were enacted in their current form prior to the payment of the dividend that will be based on net income for the second quarter of 2006 (expected in September 2006), that dividend would have to be reduced to a 91-day accrual period in order to comply with these regulations. Moreover, as always, the Bank can make no commitment as to the payment of any future dividend, which is subject to (i) the discretion of the board of directors, (ii) compliance with all applicable laws and regulations, and (iii) any potential order or directive issued by the Federal Housing Finance Board, among other potential factors.

(1)             See proposed 12 C.F.R. Parts 931.9(c), 934.2, 934.3, and 934.4(a).

If you have any questions or concerns regarding the implementation of the DSTP, please contact one of the following individuals:

•                  Frank Nitkiewicz, executive vice president and chief financial officer, at 617-292-9624

•                  Michael L. Wilson, senior executive vice president and chief operating officer, at 617-292-9683

•                  Earl W. Baucom, first vice president and chief accounting officer, at 617-292-9789

We thank you for your support over the course of this transition.

Sincerely,

Michael A. Jessee
President and Chief Executive Officer